EXHIBIT 99.1

Colony Bankcorp, Inc. Announces First Quarter Results

FITZGERALD, Ga., April 21, 2016 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN), today reported net income available to shareholders of $1,656,000, or $0.20 per diluted share for the first quarter of 2016 compared to $1,253,000, or $0.15 per diluted share for the comparable 2015 period.  This increase of 32.16 percent in net income for the comparable three month period was primarily driven by an increase in net interest income and a reduction in preferred stock dividends.  “In addition to marked improvement in earnings, we also had asset quality improvement as non-performing assets decreased to $21.73 million at March 31, 2016 which is a reduction of 18.83 percent from the comparable year ago period and 6.57 percent from the prior quarter end,” said Ed Loomis, President and Chief Executive Officer.  “The past year our focus was to improve profitability and credit quality while deleveraging the company.  We are committed to the same strategy in 2016; however given the improved financial condition of the company, we are also considering product and market expansion.  To that end, during the quarter we completed construction of a new banking facility in Tifton while beginning construction of new facilities in Statesboro and Savannah.  The new Tifton location resulted in closure of two leased offices in that market while two branch offices in Pitts and Chester were closed to improve operating efficiencies. We will again look for earnings improvement during 2016 with the redemption of additional shares of preferred stock.”

Capital

Colony continues to maintain a strong regulatory capital position to be categorized as “well-capitalized” by regulatory benchmarks.  At March 31, 2016, the Company’s tier one leverage ratio, tier one ratio, total risk-based capital ratio and common equity tier one capital ratio were 10.70 percent, 15.92 percent, 17.13 percent and 10.63 percent, respectively, compared to 10.69 percent, 15.51 percent, 16.60 percent  and 10.29 percent, respectively, at December 31, 2015.  The Company’s capital ratios were all in excess of regulatory minimums required to be classified as “well-capitalized.”

Net Interest Margin

During the first quarter of 2016, the Company reported net interest income of $9.46 million and a net interest margin of 3.47 percent compared to $9.20 million and 3.43 percent, respectively, for first quarter 2015.  Net interest margin improvement resulted in the Company posting an increase in net interest income of approximately $ 254 thousand in the comparable periods.   The low interest rate environment continues to be challenging for the banking industry; however recent Federal Reserve action suggests a move toward a “tightening policy” that would increase interest rates and offer some relief to the banking industry.  The global and U.S. economy will dictate the ability and timing of the Federal Reserve to accomplish their goal of an interest rate “tightening policy.”

Asset Quality

The Company continues to monitor our substandard and non-performing assets and focus on problem asset resolution.  Substandard assets that include non-performing assets totaled $46.44 million at March 31, 2016 compared to $41.24 million and $40.52 million, respectively, at December 31, 2015 and March 31, 2015.  Substandard assets adjusted for SBA guarantees to tier one capital plus loan loss reserve ratio was 34.60%, 31.36% and 29.93%, respectively, at March 31, 2016, December 31, 2015 and March 31, 2015.  Non-performing assets decreased from the previous quarter end to $21.73 million or 2.85 percent of total loans and other real estate owned as of March 31, 2016.  This compares to $23.26 million or 3.03 percent and $26.77 million or 3.50 percent, respectively, as of December 31, 2015 and March 31, 2015.

Other real estate (“OREO”) totaled $9.62 million at March 31, 2016 compared to $8.84 million and $11.98 million, respectively, at December 31, 2015 and March 31, 2015.   Though these levels remain at an elevated level, we continue to work diligently to dispose these properties at fair value. Colony has established a target of twelve months to liquidate improved properties due to the high carrying cost of taxes, insurance, maintenance and repairs associated with holding these properties on our books.

In the first quarter of 2016 net charge-offs (recoveries) were ($591) thousand, or (0.08) percent of average loans as compared to net charge-offs of $788 thousand, or 0.11 percent of average loans in first quarter 2015.  The loan loss reserve was $9.55 million or 1.27 percent of total loans on March 31, 2016 compared to $8.60 million or 1.13 percent and $8.38 million or 1.11 percent, respectively, at December 31, 2015 and March 31, 2015.  Loan loss reserve methodology resulted in three months ended March 31, 2016 provision for loan losses of $354 thousand compared to $362 thousand for the comparable 2015 period.

Noninterest Income

Total noninterest income declined modestly in the comparable periods as noninterest income for three months ended March 31, 2016 was $2.17 million compared to $2.21 million in the comparable 2015 period, or a decrease of 1.81 percent.  Service charge income on deposits increased $15 thousand or 1.52 percent while all other noninterest income categories decreased $55 thousand or 4.49 percent.

Noninterest Expense

Total noninterest expense decreased in the comparable periods as noninterest expense for three months ended March 31, 2016 was $8.24 million compared to $8.29 million for the comparable 2015 period, or a decrease of 0.62 percent.  Salaries and employee benefit expenses remained flat for the comparable periods.  Occupancy expense decreased 2.92 percent.  The efficiency ratio improved to 70.65 percent for three months ended March 31, 2016 compared to 72.45 percent for the comparable 2015 period, or a decrease of 2.48 percent.   The company continues to explore opportunities to further improve its’ operating efficiency.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia that consists of one operating subsidiary, Colony Bank.  Colony Bank conducts a general full service commercial, consumer and mortgage banking business through twenty-six offices located in the central, southern and coastal Georgia cities of Albany, Ashburn, Broxton, Centerville, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Quitman, Rochelle, Savannah, Soperton, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq Global Market under the symbol “CBAN.”

Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified.  In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Forward-looking statements speak only as of the date on which such statements are made.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.    Readers are cautioned not to place undue reliance on these forward-looking statements.

Consolidated Balance Sheets Colony Bankcorp, Inc.
(in thousands)

	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$16,070	$22,257	$20,407
Interest-Bearing Deposits	32,842	38,615	42,312
Investment Securities
Available for Sale, at Fair Value	308,840	296,149	279,139
Held for Maturity, at Cost( Fair Value
of $31 as of Mar. 31, 2015)	-	-	31
	308,840	296,149	279,170
Federal Home Loan Bank Stock, at Cost	2,755	2,731	2,731
Loans	754,261	758,636	753,634
Allowance for Loan Losses	(9,549)	(8,604)	(8,377)
Unearned Interest and Fees	(356)	(357)	(391)
	744,356	749,675	744,866
Premises and Equipment	27,019	26,454	24,745
Other Real Estate	9,618	8,839	11,979
Other Intangible Assets	107	116	143
Other Assets	26,782	29,313	30,358
Total Assets	$1,168,389	$1,174,149	$1,156,711

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-Bearing	$135,351	$133,886	$128,584
Interest-Bearing	864,692	877,668	857,272
	1,000,043	1,011,554	985,856
Borrowed Money
Subordinated Debentures	24,229	24,229	24,229
Other Borrowed Money	40,000	40,000	40,000
	64,229	64,229	64,229

Other Liabilities	3,574	2,909	4,263

Stockholders' Equity
Preferred Stock, Stated Value $1,000 a Share;
Authorized 10,000,000 Shares, Issued 18,021 Shares
as of Mar. 31, 2016 and Dec. 31, 2015 and
28,000 as of Mar. 31, 2015, Respectively	18,021	18,021	28,000
Common Stock, Par Value $1 a share; Authorized
20,000,000 Shares, Issued 8,439,258 Shares as of
Mar. 31, 2016, Dec. 31, 2015 and Mar. 31, 2015,
Respectively	8,439	8,439	8,439
Paid in Capital	29,145	29,145	29,145
Retained Earnings	45,941	44,286	39,542
Accumulated Other Comprehensive Loss, Net of Tax	(1,003)	(4,434)	(2,763)
	100,543	95,457	102,363
Total Liabilities and Stockholders' Equity	$1,168,389	$1,174,149	$1,156,711

Consolidated Statements of Income Colony Bankcorp, Inc.
(in thousands except per share data)

	Quarter		Year-to-Date
	Three Months Ended		Three Months Ended
	3/31/2016	3/31/2015	3/31/2016	3/31/2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income
Loans, Including Fees	$9,632	$9,709	$9,632	$9,709
Fedral Funds Sold	-	15	-	15
Deposits with Other Banks	38	17	38	17
Investment Securities
U. S. Government Agencies	1,353	1,070	1,353	1,070
State, County and Municipal	34	25	34	25
Dividends on Other Investments	32	30	32	30
	11,089	10,866	11,089	10,866
Interest Expense
Deposits	1,204	1,219	1,204	1,219
Borrowed Money	429	445	429	445
	1,633	1,664	1,633	1,664
Net Interest Income	9,456	9,202	9,456	9,202
Provision for Loan Losses	354	362	354	362
Net Interest Income After Provision for Loan Losses	9,102	8,840	9,102	8,840

Noninterest Income
Service Charges on Deposits	1,002	987	1,002	987
Other Service Charges, Commissions and Fees	629	662	629	662
Mortgage Fee Income	100	113	100	113
Securities Gains (Losses)	2	3	2	3
Other	439	447	439	447
	2,172	2,212	2,172	2,212
Noninterest Expense
Salaries and Employee Benefits	4,474	4,468	4,474	4,468
Occupancy and Equipment	964	993	964	993
Other	2,797	2,825	2,797	2,825
	8,235	8,286	8,235	8,286

Income Before Income Taxes	3,039	2,766	3,039	2,766
Income Taxes	978	883	978	883
Net Income	2,061	1,883	2,061	1,883

Preferred Stock Dividends	405	630	405	630

Net Income Available to Common Shareholders	$1,656	$1,253	$1,656	$1,253
Net Income Per Share of Common Stock
Basic	$0.20	$0.15	$0.20	$0.15
Diluted	$0.20	$0.15	$0.20	$0.15
Weighted Average Basic Shares Outstanding	8,439,258	8,439,258	8,439,258	8,439,258
Weighted Average Diluted Shares Outstanding	8,483,727	8,439,258	8,483,727	8,439,258

COLONY BANKCORP, INC
FINANCIAL HIGHLIGHTS (UNAUDITED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	QUARTER ENDED		YEAR-TO-DATE
EARNINGS SUMMARY	3/31/2016	3/31/2015	3/31/2016	3/31/2015
Net interest income	$9,456	$9,202	$9,456	$9,202
Provision for Loan Losses	354	362	354	362
Non-interest Income	2,172	2,212	2,172	2,212
Non-interest Expense	8,235	8,286	8,235	8,286
Income Taxes	978	883	978	883
Net Income	2,061	1,883	2,061	1,883
Preferred Stock Dividend	405	630	405	630
Net Income Available to
Common Shareholders	1,656	1,253	1,656	1,253

	QUARTER ENDED		YEAR-TO-DATE
PER COMMON SHARE SUMMARY	3/31/2016	3/31/2015	3/31/2016	3/31/2015
Common Shares Outstanding	8,439,258	8,439,258	8,439,258	8,439,258
Weighted Average Basic Shares	8,439,258	8,439,258	8,439,258	8,439,258
Weighted Average Dilited Shares	8,483,727	8,439,258	8,483,727	8,439,258
Earnings Per Basic Share (b)	$0.20	$0.15	$0.20	$0.15
Earnings Per Dilited Share (b)	$0.20	$0.15	$0.20	$0.15
Common Book Value Per Share	$9.78	$8.81	$9.78	$8.81
Tangible Common Book Value Per Share	$9.77	$8.79	$9.77	$8.79

	QUARTER ENDED		YEAR-TO-DATE
OPERATING RATIOS (1)	3/31/2016	3/31/2015	3/31/2016	3/31/2015
Net Interest Margin (a)	3.47%	3.43%	3.47%	3.43%
Return on Average Assets (b)	0.57%	0.44%	0.57%	0.44%
Return on Average Total Equity (b)	6.75%	4.98%	6.75%	4.98%
Efficiency (c)	70.65%	72.45%	70.65%	72.45%

(1) Annualized
(a) Computed using fully taxable-equivalent net income
(b) Computed using net income available to shareholders
(c ) Computed by dividing non-interest expense by the sum of fully taxable-equivalent net interest income and non-interest income and excluding security gains/losses.

	QUARTER ENDED
ENDING BALANCES	3/31/2016	3/31/2015
Total Assets	$1,168,389	$1,156,711
Loans, Net of Reserves	744,356	744,866
Allowance for Loan Losses	9,549	8,377
Intangible Assets	107	143
Deposits	1,000,043	985,856
Common Shareholders' Equity	82,522	74,363
Common Equity to Total Assets	7.06%	6.43%
Total Equity	100,543	102,363
Total Equity to Total Assets	8.61%	8.85%

	QUARTER ENDED		YEAR-TO-DATE
AVERAGE BALANCES	3/31/2016	3/31/2015	3/31/2016	3/31/2015
Total Assets	$1,165,286	$1,150,662	$1,165,286	$1,150,662
Loans, Net of Reserves	743,237	743,457	743,237	743,457
Deposits	999,335	979,141	999,335	979,141
Common Shareholders' Equity	80,175	72,627	80,175	72,627
Total Equity	98,196	100,627	98,196	100,627

	QUARTER ENDED		YEAR-TO-DATE
ASSET QUALITY	3/31/2016	3/31/2015	3/31/2016	3/31/2015
Nonperforming Loans	$12,109	$14,787	$12,109	$14,787
Nonperforming Assets	21,728	26,766	21,728	26,766
Substandard Assets	46,444	40,524	46,444	40,524
Net Loan Chg-offs (Recoveries)	(591)	788	(591)	788
Reserve for Loan Loss to Total Loans	1.27%	1.11%	1.27%	1.11%
Reserve for Loan Loss to Non- performing Loans	78.86%	56.65%	78.86%	56.65%
Reserve for Loan Loss to Non-performing Assets	43.95%	31.30%	43.95%	31.30%
Net Loan Chg-offs (Recoveries)
to Avg. Total Loans	(0.08)%	0.11%	(0.08)%	0.11%
Nonperforming Loans to Total Loans	1.61%	1.96%	1.61%	1.96%
Nonperforming Assets to Total Assets	1.86%	2.31%	1.86%	2.31%
Nonperforming Assets to Total Loans
And Other Real Estate	2.85%	3.50%	2.85%	3.50%
Substandard Assets to Tier One Capital
and Allowance for Loan Losses	34.60%	29.93%	34.60%	29.93%

Quarterly Comparative Data (in thousands, except per share data)
	1Q2016	4Q2015	3Q2015	2Q2015	1Q2015
Assets	$1,168,389	$1,174,149	$1,127,320	$1,139,050	$1,156,711
Loans	744,356	749,675	755,447	751,210	744,866
Deposits	1,000,043	1,011,554	958,034	968,634	985,856
Common Shareholders’ Equity	82,522	77,436	77,907	74,658	74,363
Total Equity	100,543	95,457	101,074	102,658	102,363
Net Income	2,061	2,105	2,200	2,185	1,883
Net Income Available to
Common Shareholders	1,656	1,584	1,606	1,555	1,253
Net Income Per Share	0.20	0.19	0.19	0.18	0.15
Return on Average Assets (1)	0.57%	0.55%	0.57%	0.54%	0.44%
Return on Average Total Equity (1)	6.75%	6.26%	6.28%	6.05%	4.98%
Common Equity to Total Assets	7.06%	6.60%	6.91%	6.55%	6.43%
Total Equity to Total Assets	8.61%	8.13%	8.97%	9.01%	8.85%
Net Interest Margin	3.47%	3.63%	3.58%	3.44%	3.43%

(1) Computed using net income available to shareholders

Contact:
Terry L. Hester
Chief Financial Officer
(229) 426-6000 (Ext 6002)